UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)

April 29, 2009

PROSPERO GROUP
(Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction of incorporation)	000-50429 (Commission File Number)	33-1059313 (I.R.S. Employer Identification No.)
575 Madison Avenue, 10th Floor, New York, New York (Address of principal executive offices)		10022-2511 (Zip Code)

Registrant’s telephone number, including area code  (239) 243-0782

PROSPERO MINERALS CORP.
(Former name or former address, if changed since last report)

8.01 Other Events

NEW YORK, USA; NASSAU, THE BAHAMAS --- April 24, 2009: Prospero Group OTCBB (PRPG.PK) enlarges its technology portfolio with ACTRx, which combines several natural drugs to fight Malaria and Dengue fever. Prospero Groups’ largest shareholder, Fincor acquired a majority on ACTRx International Inc. to become the premier global supplier of Malaria and Dengue cures, preventatives, maintenance and information products and services.

Both Malaria and Dengue fever appear in the human landscape and seem to have only nebulous solutions that work sporadically in over one half of the countries in the world.  Yet there are countries that have enjoyed the disappearance of both of these mosquito born diseases.  Prospero Group’s intention is to research, review and objectively resolve the issues that keep these diseases active in our global society.

Fincor also acquired WETTECH marketed as Prospero Water Technologies and the Advanced Cavitation Technology.

It was decided by the Board Members of Prospero Group on Friday April 24, 2009 to invest into the Private Placement Plan of Fincor Inc. through a 1:1 share split of Prospero Group shareholdings.

About Prospero Group: Prospero Group is a U.S. and Bahamian technology development company whose primary focus is developing and producing technologies for potable water and alternative energy systems. Our market developments are concentrated in The Bahamas, United States of America, Latin America, Europe and Far East. One of the actual projects is to enable customers to sell “Green” water and energy products. The basis of the Prospero Water Technologies campaign will be its Advanced Cavitation Technology (ACT), “WETTECH”, Planets Purest Water and other Air Water generating machines.

About Fincor Inc.: Fincor Inc. is a technology and pharmaceutical company. It has recently acquired ACTRx International Inc. which produces Malaria and Dengue fever drugs in order to become the premier global supplier of Malaria and Dengue cures, preventatives, maintenance and information products and services. Fincor Inc. also acquired Advanced Cavitation Technology (“Wettech”), which produces 1000 gallons (200 liters) per hour of high purity distilled water. Using this technology, consistently delivers the highest purity product water at the lowest overall cost with a minimum of maintenance.

Allowing the liquid to become the heat source, rather than a hot surface as in conventional applications eliminates the problems of scale build-up and fouling associated with the heating of impure liquids. So the device provides efficient, simple, inexpensive and reliable sources of distilled potable water for residential, commercial and industrial use. The Cavitation Technology operates at a very low operating cost and is the only water purification of its type to be fully clean-in-place (CIP) capable at such large capacity of delivering potable water.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Prospero Group has caused this report to be signed on its behalf by the undersigned duly authorized person.

PROSPERO GROUP

Dated: April 29, 2009	By:
Hubert L. Pinder – CFO